RETENTION AND SEPARATION AGREEMENT
AND GENERAL RELEASE OF ALL CLAIMS

This Retention and Separation Agreement and General Release of All Claims (“Agreement”) is made by and between La Jolla Pharmaceutical Company (“LJPC”) and Gail Sloan (“Sloan”) with respect to the following facts:

A. Sloan is currently employed by LJPC as the Vice President of Finance pursuant to an Offer Letter dated March 20, 1996, Supplemental Agreement dated February 23, 2004, Amended and Restated Employment Agreement dated February 23, 2006 and Amendment to Executive Employment Agreement dated December 24, 2008 (collectively referred to as “Employment Agreements”), which provide for severance in exchange for a release of all claims, in the event Sloan’s employment is involuntarily terminated without Cause.

B. Due to the negative result of LJPC’s clinical trial, LJPC is considering either a merger or liquidation (the “Transaction”) that will result in the involuntarily termination of Sloan’s employment with LJPC without Cause, effective on the closing of the Transaction or March 31, 2010, whichever occurs first (“Separation Date”).

C. In order to retain Sloan’s services through the Separation Date, the parties wish to supersede the severance provisions of the Employment Agreements and proceed in accordance with the terms and conditions in this Agreement.

D. The parties desire to settle all claims and issues that have, or could have been raised, in relation to Sloan’s employment with LJPC and arising out of or in any way related to the acts, transactions or occurrences between Sloan and LJPC to date, including, but not limited to, Sloan’s employment with LJPC or the termination of that employment, on the terms set forth below.

THEREFORE, in consideration of the promises and agreements hereinafter set forth, it is agreed by and between the undersigned as follows:

1. Retention Bonus. LJPC agrees to pay Sloan a retention bonus of $66,183.53, less all legally required payroll deductions and withholdings (“Retention Bonus”), payable in a lump sum on the first regular pay day following the Effective Date of this Agreement as provided in paragraph 10.2 below. Sloan acknowledges and agrees that the Retention Bonus is conditioned on Sloan remaining employed by LJPC through and including the Separation Date. If Sloan voluntarily resigns her employment prior to the Separation Date, Sloan will immediately repay the Retention Bonus.

2. Severance Payment. LJPC agrees to pay Sloan a severance payment of $132,367.06, less all legally required payroll deductions and withholdings (“Severance Payment”), payable in a lump sum on the Effective Date, of the Amendment to this Agreement as provided in paragraph 11 below and attached to this Agreement. Sloan acknowledges and agrees the Severance Payment constitutes adequate legal consideration for the promises and representations made by Sloan in this Agreement.

3. General Release. Sloan unconditionally, irrevocably and absolutely releases and discharges LJPC, and any parent and subsidiary corporations, divisions and affiliated corporations, partnerships or other affiliated entities of LJPC, past and present, as well as LJPC’s employees, officers, directors, agents, successors and assigns (collectively, “Released Parties”), from all claims related in any way to Employment Agreement and all transactions or occurrences between them to date, to the fullest extent permitted by law, including, but not limited to, Sloan’s employment with LJPC, the termination of Sloan’s employment, and all other losses, liabilities, claims, charges, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with Sloan’s employment with LJPC. This general release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or other statutory claims, including, but not limited to alleged violations of the California Labor Code or the federal Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964 and the California Fair Employment and Housing Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, as amended, and all claims for attorneys’ fees, costs and expenses. Sloan expressly waives Sloan’s right to recovery of any type, including damages or reinstatement, in any administrative or court action, whether state or federal, and whether brought by Sloan or on Sloan’s behalf, related in any way to the matters released herein. However, this general release is not intended to bar any claims that, by statute, may not be waived, such as claims for workers’ compensation benefits, unemployment insurance benefits, statutory indemnity, and any challenge to the validity of Sloan’s release of claims under the Age Discrimination in Employment Act of 1967, as amended, as set forth in this Agreement.

4. California Civil Code Section 1542 Waiver. Sloan expressly acknowledges and agrees that all rights under Section 1542 of the California Civil Code are expressly waived. That section provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

5. Representation Concerning Filing of Legal Actions. Sloan represents that, as of the date of this Agreement, she has not filed any lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against LJPC or any of the other Released Parties in any court or with any governmental agency.

6. Nondisparagement. Sloan agrees that she will not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputations, practices or conduct of LJPC or any of the other Released Parties.

7. Confidentiality and Return of LJPC Property. By signing this Agreement, Sloan represents and warrants that Sloan has, or will, return to LJPC on or before the Separation Date, all LJPC property, data and information belonging to LJPC and agrees not to use or disclose to others any confidential or proprietary information of LJPC or the Released Parties.

8. Continuing Obligations. Sloan further agrees to comply with the continuing obligations regarding confidentiality set forth in the surviving provisions of the Invention and Confidential Information Agreement signed by Sloan.

9. No Admissions. By entering into this Agreement, the Released Parties make no admission that they have engaged, or are now engaging, in any unlawful conduct. The parties understand and acknowledge that this Agreement is not an admission of liability and shall not be used or construed as such in any legal or administrative proceeding.

10. Older Workers’ Benefit Protection Act. This Agreement is intended to satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. sec. 626(f). Sloan, by this Agreement, is advised to consult with an attorney before executing this Agreement.

10.1 Acknowledgments/Time to Consider. Sloan acknowledges and agrees that (a) the Retention Bonus and Severance Payment are sums to which she is not otherwise entitled absent the signing of this Agreement; (b) Sloan has read and understands the terms of this Agreement; (c) Sloan has been advised in writing to consult with an attorney before executing this Agreement; (d) Sloan has obtained and considered such legal counsel as she deems necessary; (e) Sloan has been given twenty-one (21) days to consider whether or not to enter into this Agreement (although she may elect not to use the full 21-day period at her option); and (f) by signing this Agreement, Sloan acknowledges that she does so freely, knowingly, and voluntarily.

10.2 Revocation/Effective Date. This Agreement shall not become effective or enforceable until the eighth day after Sloan signs this Agreement. In other words, she may revoke her acceptance of this Agreement within seven (7) days after the date she signs it. Sloan’s revocation must be in writing and received by Deirdre Y. Gillespie M.D., President and CEO, by 5:00 p.m. Pacific Time on the seventh day in order to be effective. If Sloan does not revoke acceptance within the seven (7) day period, her acceptance of this Agreement shall become binding and enforceable on the eighth day (“Effective Date”). The Retention Bonus shall become due and payable in accordance with paragraph 1, provided this Agreement has not been revoked.

10.3 Preserved Rights of Sloan. This Agreement does not waive or release any rights or claims that Sloan may have under the Age Discrimination in Employment Act that arise after the execution of this Agreement. In addition, this Agreement does not prohibit Sloan from challenging the validity of this Agreement’s waiver and release of claims under the Age Discrimination in Employment Act of 1967, as amended.

11. Reaffirmation. Sloan agrees to execute the attached Amendment to Agreement (“Amendment”) on or about the Separation Date in order to extend and reaffirm the promises and covenants made by her in this Agreement through the Separation Date, including, but not limited to, the general release of claims. If Sloan fails to execute the Amendment within the time provided in the Amendment or effectively revokes her acceptance of the Amendment, Sloan will not receive the Severance Payment set forth in paragraph 2 above or any part thereof.

12. Full Defense. This Agreement may be pled as a full and complete defense to, and may be used as a basis for an injunction against, any action, suit or other proceeding that may be prosecuted, instituted or attempted by Sloan in breach hereof.

13. Severability. In the event any provision of this Agreement shall be found unenforceable, the unenforceable provision shall be deemed deleted and the validity and enforceability of the remaining provisions shall not be affected thereby.

14. Applicable Law. The validity, interpretation and performance of this Agreement shall be construed and interpreted according to the laws of the United States of America and the State of California.

15. Entire Agreement; Modification. This Agreement, including the surviving provisions of the Invention and Confidential Information Agreement previously executed by Sloan, is intended to be the entire agreement between the parties and supersedes and cancels any and all other and prior agreements, written or oral, between the parties regarding this subject matter. Except as expressly amended hereby, all other terms and provisions of the Employment Agreements shall remain in full force and effect. This Agreement may be amended only by a written instrument executed by all parties hereto.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

Dated: December 4, 2009 By: /s/ Gail A. Sloan
Gail A. Sloan

La Jolla Pharmaceutical Company

Dated: December 4, 2009	By: /s/ Deirdre Y. Gillespie M.D. Deirdre Y. Gillespie M.D. President and CEO

AMENDMENT TO RETENTION AND SEPARATION AGREEMENT
AND GENERAL RELEASE OF ALL CLAIMS

This Amendment to the Retention and Separation Agreement and General Release of All Claims (“Amendment”) is made by and between La Jolla Pharmaceutical Company (“LJPC”) and Gail Sloan (“Sloan”), and amends the Retention and Separation Agreement and General Release of All Claims (“Agreement”) between those same parties by extending the promises and mutual agreements of each and every paragraph, except paragraph 10 and its subparts, of that Agreement through the Separation Date.

1. Older Workers’ Benefit Protection Act. This Amendment is intended to satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. Sec. 626(f). Sloan, by this Amendment, is advised to consult with an attorney before executing this Amendment.

1.1 Acknowledgments/Time to Consider. Sloan acknowledges and agrees that (a) Sloan has read and understands the terms of this Amendment; (b) Sloan has been advised in writing to consult with an attorney before executing this Amendment; (c) Sloan has obtained and considered such legal counsel as Sloan deems necessary; (d) Sloan has been given twenty-one (21) days to consider whether or not to enter into this Amendment (although Sloan may elect not to use the full 21-day period at her option); and (e) by signing this Amendment, Sloan acknowledges that she does so freely, knowingly, and voluntarily.

1.2 Revocation/Effective Date of Amendment. This Amendment shall not become effective or enforceable until the eighth day after Sloan signs this Amendment. In other words, Sloan may revoke her acceptance of this Amendment within seven (7) days after the date Sloan signs it. Sloan’s revocation must be in writing and received by Deirdre Y. Gillespie M.D., President and CEO, by 5:00 p.m. Pacific Time on the seventh day in order to be effective. If Sloan does not revoke acceptance within the seven (7) day period, Sloan’s acceptance of this Amendment shall become binding and enforceable on the eighth day (“Effective Date of the Amendment”).

1.3 Preserved Rights of Sloan. This Amendment does not waive or release any rights or claims that Sloan may have under the Age Discrimination in Employment Act that arise after the execution of this Amendment. In addition, Amendment does not prohibit Sloan from challenging the validity of this Amendment’s waiver and release of claims under the Age Discrimination in Employment Act of 1967, as amended.

THE PARTIES TO THIS AMENDMENT HAVE READ THE FOREGOING AMENDMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE FREELY AND VOLUNTARILY EXECUTED THIS AMENDMENT ON THE DATES SHOWN BELOW.

Dated:	By:
Gail A. Sloan
La Jolla Pharmaceutical Company
Dated:	By:
Deirdre Y. Gillespie M.D. President and CEO